Exhibit 99.1

PRESS RELEASE
October 29, 2026

Cadiz Raises $21 Million in Registered Direct Offering

Proceeds to advance development of the Mojave Groundwater Bank —the largest proposed supply and storage solution for the Southwest water crisis

LOS ANGELES, Calif. — Cadiz Inc. (NASDAQ: CDZI, CDZIP) (“Cadiz” or the “Company”) today announced that it has entered into a placement agent agreement for the purchase and sale of 5 million shares of the Company's common stock at a price of $4.20 per share in a registered direct offering (the “Offering”), resulting in a gross proceeds of $21.0 million. The Offering was anchored by a fundamental institutional investor with deep expertise in water, royalties, hard assets, and inflation protection—and supported by other new and existing shareholders. The Offering is expected to result in net proceeds to the Company of approximately $20.0 million, after deducting placement agent fees and other offering expenses payable by the Company.

“We are delighted to expand our institutional ownership at an inflection point for the Company,” said Susan Kennedy, Chair and Chief Executive Officer. “This year we have made significant progress advancing construction of the Mojave Groundwater Bank and achieved essential regulatory, commercial, engineering and financing milestones.

“The Mojave Groundwater Bank will serve communities at the epicenter of the Southwest’s water crisis and has earned broad support across the region — from both business and labor, as well as farmers, housing advocates, water agencies and the families they serve. Together with our tribal partner, the Lytton Rancheria of California, we are advancing one of the region’s largest new water supply projects with a clear purpose: delivering affordable, reliable water to people who need it.”

“Since joining Cadiz as Chief Financial Officer, I have focused on attracting long-term institutional investors, simplifying our capital structure, and improving anticipated project level returns,” said Jacinto Hernandez, Executive Vice President and Chief Financial Officer. “I am excited by our progress. We believe this investment strengthens our balance sheet as we work toward selecting a project equity partner and making a final investment decision on the Northern Pipeline.”

The Offering is expected to close on or about October 30, 2026, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the Offering for general corporate purposes, including corporate overhead, working capital and expenses related to the development and construction of the Mojave Groundwater Bank—which may include the acquisition of equipment and materials for facilities related to its Northern Pipeline and/or Southern Pipeline projects, business development activities and other capital projects.

Roth Capital Partners is acting as exclusive placement agent in the Offering.

The shares were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-281507), including a base prospectus, initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 13, 2024 and declared effective on August 22, 2024. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available for free on the SEC’s website located at http://www.sec.gov.

Copies of the final prospectus supplement and accompanying prospectus relating to the Offering may be obtained, when available, from: Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147, email at rothecm@roth.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Cadiz, Inc.

Cadiz, Inc. (NASDAQ: CDZI) is a water solutions and natural resources company developing long-term water supply, storage, conveyance and treatment solutions for communities, businesses, farmers and public agencies across the Southwest. Founded in 1983, Cadiz owns approximately 45,000 acres of land and 220 miles of pipeline assets in California’s Mojave Desert. Its assets include Cadiz Ranch, the largest agricultural operation in San Bernardino County; the Mojave Groundwater Bank, the largest new water supply and groundwater storage project in the Lower Colorado River Basin1; and ATEC Water Systems, which provides specialized groundwater treatment technology. Visit the Company’s website at www.cadizinc.com.

Contact:

Cadiz, Inc.

Courtney Degener

cdegener@cadizinc.com

press@cadizinc.com

213-271-1603

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “plans” or “will.” Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and are not statements of historical fact, including statements regarding the terms and conditions and timing of the Offering and closing, the intended use of proceeds, and anticipated financing for, and the progress and development of the Mojave Groundwater Bank. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that the Offering may not be completed on the anticipated terms, or at all, and that we may be unable to obtain new financing to meet our project financing and ongoing working capital needs. These and other risks are identified in our filings with the SEC, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2025, our subsequent Quarterly Reports on Form 10-Q, and the prospectus supplement relating to the Offering. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise, except as required by law.

[1]	Based on Management Estimates